EXHIBIT 23.1

                              SMARTDISK CORPORATION

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91341) pertaining to the SmartDisk Corporation 1999 Incentive Compensation Plan, SmartDisk Corporation 1999 Employee Stock Purchase Plan, SmartDisk Corporation 1998 Employee Stock Option Plan and SmartDisk Corporation 1998 Directors and Consultants Stock Option Plan of our report dated January 21, 2000, except for Note 15, as to which the date is March 6, 2000, with respect to the consolidated financial statements of SmartDisk Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                              /s/ Ernst & Young LLP


Miami, Florida
March 24, 2000